Exhibit 2.1

Execution Copy

FIRST AMENDMENT

TO

CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”), dated as of January 21, 2011, is entered into by and among Spectra Energy Southeast Pipeline Corporation, a corporation organized under the Laws of the State of Delaware (“SE Southeast Pipeline”), Spectra Energy Partners (DE) GP, LP, a limited partnership organized under the Laws of the State of Delaware (“MLP GP”), and Spectra Energy Partners, LP, a limited partnership organized under the Laws of the State of Delaware (“Spectra MLP”), each a “Party” and, together, the “Parties.”

RECITALS

WHEREAS, the Parties have entered into that certain Contribution Agreement dated as of November 30, 2010 (the “Contribution Agreement”); and

WHEREAS, the Parties desire to amend the Contribution Agreement as described in this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.1 Definitions. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth (or otherwise provided for) in the Contribution Agreement.

Section 1.2 Amendment to Section 6.1 of the Contribution Agreement. Section 6.1 of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.1 Fourth Quarter Distribution by Gulfstream. With respect to the distribution of “Available Cash” (as defined in the Gulfstream LLC Agreement) by Gulfstream for the “Quarter” (as defined in the Gulfstream LLC Agreement) ended December 31, 2010, Spectra MLP shall promptly upon its receipt of the portion of such cash distribution attributable to the Contributed Interests pay SE Southeast Pipeline an amount in cash equal to the product of (a) an amount equal to such portion, and (b) the quotient of (i) the number of days in the period beginning on the first day of such Quarter and ending on and including the Closing Date, and (ii) the total number of days in such Quarter. The Parties agree that this payment will be characterized as SE Southeast Pipeline’s retention of the right to its share of the distribution by Gulfstream of its Available Cash for the Quarter ended December 31, 2010.”

Section 1.3 Miscellaneous. All Sections of Article X of the Contribution Agreement are hereby incorporated in this Amendment by reference, provided that any references in such Sections to the “Agreement” or similar references shall be substituted for references to this Amendment. Except as modified herein, the terms of the Contribution Agreement remain in full force and effect, and all references therein to the “Agreement” shall be deemed to mean the Contribution Agreement as amended by this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment to Contribution Agreement has been duly executed and delivered by each Party as of the date first above written.

SE SOUTHEAST PIPELINE:

SPECTRA ENERGY SOUTHEAST PIPELINE CORPORATION

By:	/s/ Paul Haralson
	Name:	Paul Haralson
	Title:	Assistant Treasurer

MLP GP:

SPECTRA ENERGY PARTNERS (DE) GP, LP

By:	Spectra Energy Partners GP, LLC, its general partner

	By:	/s/ Paul Haralson
	Name:	Paul Haralson
	Title:	Assistant Treasurer

SPECTRA MLP:

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

	By:	Spectra Energy Partners GP, LLC, its general partner

		By:	/s/ Gregory J. Rizzo
			Name:	Gregory J. Rizzo
			Title:	President and CEO

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